CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-189440 of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company of New York on Form N-4 of our report dated April 15, 2014 on the financial statements Great-West Life & Annuity Insurance Company of New York (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the financial statements which have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated business) appearing in the Statement of Additional Information which is incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement No. 333-189440 filed on April 29, 2014, which is part of this Registration Statement, as amended.
We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
December 18, 2014